
                                                                         EXHIBIT 12.1
                                      SEMPRA ENERGY
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             AND PREFERRED STOCK DIVIDENDS
                                 (Dollars in millions)

                                                                                            Six
                                                                                         months
                                                                                          ended
                                                                                       June 30,
                                        1997      1998      1999      2000      2001       2002
                                    --------  --------  --------  --------  --------  ---------
Fixed Charges and Preferred
Stock Dividends:

Interest                               $ 209     $ 210     $ 233     $ 308     $ 358      $ 165
Interest portion of
  annual rentals                          25        20        10         8         6          2
Preferred dividends
  of subsidiaries (1)                     31        18        16        18        16          7
                                    --------  --------  --------  --------  --------  ---------
Combined Fixed Charges
  and Preferred Stock
  Dividends for Purpose
  of Ratio                             $ 265     $ 248     $ 259     $ 334     $ 380      $ 174
                                    ========  ========  ========  ========  ========  =========

Earnings:

Pretax income from
  continuing operations                $ 733     $ 432     $ 573     $ 699     $ 731      $ 369
Total Fixed Charges
  (from above)                           265       248       259       334       380        174
Less:
  Interest capitalized                     2         1         1         3        11          3
  Equity income (loss) of
    unconsolidated subsidiaries
    and joint ventures                     -         -         -        62        12         (5)
                                    --------  --------  --------  --------  --------  ---------
Total Earnings for
  Purpose of Ratio                     $ 996     $ 679     $ 831     $ 968    $1,088      $ 545
                                    ========  ========  ========  ========  ========  =========
Ratio of Earnings
  to Combined Fixed Charges
  and Preferred Stock
  Dividends                             3.76      2.74      3.21      2.90      2.86       3.13
                                    ========  ========  ========  ========  ========  =========

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
